                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

       Filed by the Registrant [X]
       Filed by a party other than the Registrant [_]
       Check the appropriate box:
   [_] Preliminary Proxy Statement        [_] Confidential, For Use of the Com-
                                              mission Only (as permitted by Rule
   [X] Definitive Proxy Statement             14a-6(e)(2))

   [_] Definitive Additional Materials

   [_] Soliciting Material Under Rule 14a-12

                            HEALTHCENTRAL.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

________________________________________________________________________________
   (2) Aggregate number of securities to which transactions applies:

________________________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________
   (5) Total fee paid:

________________________________________________________________________________
   [_] Fee paid previously with preliminary materials:

________________________________________________________________________________
   [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

________________________________________________________________________________
   (2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________
   (3) Filing Party:

________________________________________________________________________________
   (4) Date Filed:

________________________________________________________________________________

                            HEALTHCENTRAL.COM, INC.
                               MarketPlace Tower
                       6005 Shellmound Street, Suite 250
                          Emeryville, California 94608

                    Notice of Annual Meeting of Stockholders
                            To Be Held June 14, 2001

   On Thursday, June 14, 2001, HealthCentral.com, Inc., a Delaware corporation (the "Company"), will hold its Annual Meeting of Stockholders for the year ended December 31, 2000 (the "Annual Meeting") at the Berkeley Marina Radisson, located at 200 Marina Boulevard, Berkeley, California 94710. The meeting will begin at 9:00 a.m. local time. Only stockholders who owned stock at the close of business on April 23, 2001 can vote at this meeting or any adjournment that may take place. At the meeting the stockholders will vote to:

  . Approve an amendment to the Certificate of Incorporation to effect a one-for-fifty reverse split of the Company's common stock.

  . Elect two (2) Class II directors to serve until the annual meeting of stockholders for the year ending December 31, 2003.

  . Ratify the appointment of PricewaterhouseCoopers, LLP as our independent accountants for the year ending December 31, 2001.

  . Transact any other business properly brought before the Meeting, or any postponement or adjournment(s) thereof.

   You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement. Only stockholders of record at the close of business on April 23, 2001 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof. Our Board of Directors recommends that you vote in favor of each of the three proposals outlined in this Proxy Statement.

   We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ C. Fred Toney

                                          C. Fred Toney
                                          Chief Executive Officer

Emeryville, California

May 11, 2001


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                            HEALTHCENTRAL.COM, INC.
                               MarketPlace Tower
                       6005 Shellmound Street, Suite 250
                          Emeryville, California 94608

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                                 June 14, 2001

   Our Board of Directors is soliciting proxies for the annual meeting of stockholders for the year ended December 31, 2000 (the "2001 Annual Meeting of Stockholders"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   The Board set April 23, 2001 as the record date for the meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. 50,661,038 shares of common stock were outstanding on the record date.

   Voting materials, which include this Proxy Statement, a proxy card and a copy of our Annual Report on Form 10-K for the year ended December 31, 2000, will be mailed to stockholders on or about May 11, 2001.

   In this Proxy Statement:

  . "We," "us," "our" and the "Company" refer to HealthCentral.com

  . "Annual Meeting" or "Meeting" means our 2001 Annual Meeting of
    Stockholders

  . "Board of Directors" or "Board" means our Board of Directors

  . "SEC" means the Securities and Exchange Commission

   We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

   The Annual Meeting is being held on Thursday, June 14, 2001 at 9:00 a.m. local time at the Berkeley Marina Radisson, located at 200 Marina Boulevard, Berkeley, California 94710.

   All stockholders who owned shares of our stock as of April 23, 2001, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

   You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on April 23, 2001, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

   When you sign the proxy card, you appoint C. Fred Toney and Patricia Fukami as your representatives at the meeting. C. Fred Toney and Patricia Fukami will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

Proposals to be Voted on at This Year's Annual Meeting

   You are being asked to:

  . Approve an amendment to the Certificate of Incorporation to effect a one-for-fifty reverse split of the Company's common stock.

  . Elect two (2) Class II directors to serve until the annual meeting of stockholders for the year ending December 31, 2003.

  . Ratify the appointment of PricewaterhouseCoopers, LLP as our independent accountants for the year ending December 31, 2001.

   The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

   You may vote by mail

   To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

   You may vote in person at the meeting.

   We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in "street name" and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

   You may change your mind after you have returned your proxy.

   If you change your mind after you return your proxy, you make revoke your proxy at any time before the polls close at the meeting. You may do this by:

  . signing another proxy with a later date, or

  . voting in person at the Annual Meeting.

Multiple Proxy Cards

   If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Quorum Requirement

   Shares are counted as present at the meeting if the stockholder either:

  . is present and votes in person at the meeting, or

  . has properly submitted a proxy card.

   A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a "quorum."

Consequences of Not Returning Your Proxy; Broker Non-Votes

   If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

  . vote your shares on routine matters, or

  . leave your shares unvoted.

   Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as proposals submitted by stockholders). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote."

   Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the meeting, but will not be counted for the purpose of determining the number of votes cast for that proposal.

   We encourage you to provide instructions to your brokerage firm by voting your proxy, which will ensure that your shares will be voted at the meeting.

Effect of Abstentions

   Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

   Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes will be elected as directors. The ratification of the independent accountants will require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting. The amendment to the Certificate of Incorporation to effect the reverse stock split requires affirmative votes from the holders of a majority of the outstanding stock.

Vote Solicitation

   HealthCentral.com is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. MacKenzie Partners, Inc., has been hired to assist in the distribution of proxy materials and solicitation of votes. They will be paid $3,000 for these services, plus reimbursement for certain out-of-pocket expenses.

Voting Procedures

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by Patricia Fukami, our Vice President of Finance, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

   The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR each of the director nominees, FOR each of the other proposals discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

   We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

   We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2001, which we will file with the SEC. You can get a copy by contacting Robin Raborn at 510-250-3852 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Other Business

   We do not know of any business to be considered at the 2001 Annual Meeting other than the proposals described in this proxy statement. If you submit a proposal for the Annual Meeting after May 25, 2001, management may or may not, at their discretion, present the proposal at the meeting, and the management proxy holders will have the discretion to vote against your proposal.

Proposals for 2002 Annual Meeting

   To have your proposal included in our proxy statement for our annual meeting of stockholders for the year ended December 31, 2001 (the "2002 Annual Meeting"), we must receive your proposal in writing by January 11, 2002. Please mail any such proposal to C. Fred Toney at 6005 Shellmound Street, Suite 250, Emeryville, California 94608.

   If you submit a proposal for the 2002 Annual Meeting after May 25, 2002, management may or may not, at their discretion, present the proposal at the meeting, and the proxies for the 2002 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

                                 PROPOSAL NO. 1

 APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
                                  STOCK SPLIT

Introduction

   The Board has approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split, pursuant to which each 50 shares of common stock of the Company outstanding will become one share of common stock. The stockholders are being asked to approve this proposed amendment. The reverse split will take effect, if at all, after it is approved by the stockholders of the Company holding a majority of the shares of common stock outstanding and after filing the amendment with the Secretary of State of the State of Delaware (the "Effective Date"). Even if the reverse split is approved by the stockholders it is within the discretion of the Board of Directors not to carry out the reverse split or to delay carrying out the reverse split.

Background

   Our common stock is currently quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share.

   If we are unable to meet the Nasdaq National Market requirements, our common stock may be transferred to the Nasdaq SmallCap Market. In order for our common stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau.

   Under Nasdaq's listing maintenance standards for either the Nasdaq National Market or SmallCap Market, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days (the "grace period") following notification by Nasdaq, Nasdaq may delist our common stock from trading. If a delisting from the Nasdaq National Market were to occur, and our common stock did not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets." Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market or the Nasdaq SmallCap Market.

   In addition, if the common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in our common stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock and the ability of investors to trade our common stock.

   On April 5, 2001, we received a notice from the Nasdaq Stock Market that our stock would be delisted from the Nasdaq National Market because the stock failed to maintain a minimum bid price of $1.00 for the requisite 10 day period during the 90 calendar day grace period. We appealed that determination and have been granted a hearing with the Nasdaq. Thus, delisting has been temporarily stayed pending the Nasdaq's decision as a result of this hearing.

   In addition to complying with the $1.00 Nasdaq minimum bid requirement, we must maintain compliance with all requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement. On April 23, 2001, the market value of our public float was approximately $2.6 million, based on the closing sale price of $0.06, which was below the minimum $5 million public float requirement for Nasdaq NMS listing . Assuming no further issuances of stock, following the reverse split, the number of shares included in the public float would decrease from approximately 43,539,046 to approximately 870,780. Accordingly, our common stock would need to trade at or above approximately $5.74 after the reverse split in order to comply with the Nasdaq NMS public float requirement for continued listing.

   Thus, unless our stock price is at or above approximately $0.12 per share on the date of our Nasdaq hearing, it is unlikely that we will retain our Nasdaq National Market listing because of our failure to meet the $5 million public float requirement for a Nasdaq NMS listing. However, the public float requirement for the Nasdaq SmallCap Market is only $1 million, and our public float is well in excess of this requirement. Thus, it is likely that if our stock price is not at or above approximately $0.12 per share by the date of our Nasdaq hearing we will seek a transfer of our common stock to the Nasdaq SmallCap Market. In this case, our common stock would need to trade at or above approximately $1.15 after the reverse split in order to comply with the Nasdaq SmallCap Market's public float requirement for continued listing.

   The Board of Directors considered the potential harm to HealthCentral.com of a delisting from the Nasdaq stock exchange and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to effect a 1-for-50 reverse stock split of our outstanding shares of common stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00, which is required for continued listing on either the Nasdaq National Market or the Nasdaq SmallCap Market.

Purpose and Material Effects of Proposed Reverse Split

   One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in HealthCentral.com among investors. Furthermore, we believe that maintaining our Nasdaq listing, if possible, may provide us with a broader market for our common stock.

   However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price per post-reverse split share may not either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, including the applicable minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

   The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in our company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the record date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

   The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 50,661,038 shares as of April 23, 2001 to approximately 1,013,220 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-fiftieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to 50 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance pursuant to our 1998 Stock Plan, 1999 Stock Plan, 1999 Employee Stock Purchase Plan and 1999 Directors' Stock Option Plan will be reduced to one-fiftieth of the number of shares currently included in each such plan.

   The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-fiftieth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

   The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than 50 shares of common stock prior to the reverse split will cease to be a stockholder of HealthCentral.com on the Effective Date. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of common stock. Each stockholder's percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

   Because our authorized common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the reverse stock split. These shares may be issued by our Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

   While the Board of Directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control HealthCentral.com. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Certain Effects of the Reverse Split

   Stockholders should recognize that if the reverse split is effectuated they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by 50). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse split. Furthermore, the possibility exists that liquidity in the market for our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of HealthCentral.com who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

   If the reverse split is approved by our stockholders, the reverse stock split would become effective at such time as we file the amendment to our certificate of incorporation with the Secretary of State of Delaware. Even if the reverse stock split is approved by our stockholders, our Board of Directors has discretion not to carry out or to delay in carrying out the reverse stock split if it determines that the reverse split is not necessary to avoid the delisting of our common stock from the Nasdaq, based on market prices at the time, or it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

   As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the 1 for 50 reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

   We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the record date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

   We have made a conservative provision for a reduction of 273 in the number of stockholders due to the redemption of fractional shares for cash. The effect would be to decrease the number of stockholders by up to 273, from approximately 5,802 stockholders (244 stockholders of record and 5,558 beneficial owners whose shares are held in street name by banks and brokers) to approximately 5,529 stockholders (232 stockholders of record and 5,297 beneficial owners whose shares are held in street name by banks and brokers). The reduction in the number of outstanding shares due to redemption of fractional shares for cash is estimated not to exceed 145,050 (2,901 post-reverse split), which is conservatively calculated on the basis that 25 shares have to be redeemed from each stockholder. On this basis, the cost to us of the redemption of fractional shares, using a price of $0.06 per share, is estimated not to exceed $8,703. The decrease in the number of outstanding shares will have no effect on our periodic reporting requirements with the SEC. The decrease in the number of outstanding shares will have no effect on the Nasdaq National market minimum share listing requirements because we will still have 870,780 shares outstanding, which is in excess of both the Nasdaq National Market System 750,000 share minimum requirement and the Nasdaq SmallCap Market 500,000 share minimum requirement.



Criteria to be Used for Decision to Apply the Reverse Stock Split

   In the event that approval for the reverse stock split is obtained, the Board of Directors will be authorized to proceed with the reverse split. If our stock closes at a bid price equal to or greater than $1.00 for the ten business days prior to the Annual Meeting, the Board may delay its decision to execute the reverse stock split indefinitely. In that case, if at any time during the twelve month period following the Annual Meeting the stock price falls below $1.00 for a 30 day period and therefore fails to comply with the applicable Nasdaq National Market minimum listing requirements for either Nasdaq National Market listing or Nasdaq SmallCap Market listing, then the reverse stock split will be executed as a cure for this condition.

No Dissenter's Rights

   Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

   The following summary of the federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

   Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The adjusted basis of the new shares of common stock (including the fractional share for which cash is received) will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-reverse split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder's respective holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of pre-reverse split common stock allocated to the fractional share. If the shares of pre-reverse split common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

   No gain or loss will be recognized by the Company as a result of the reverse stock split.

   The reverse split will have the effect of creating additional authorized and unreserved shares of our common stock. We have no current plans to issue such shares. As of April 23, 2001, we had 100,000,000 authorized shares of common stock of which 50,661,038 were issued and outstanding. As of April 23, 2001, under our stock plans, an aggregate of 3,822,822 shares were subject to outstanding options and 6,162,661 shares remained available for issuance. As of April 23, 2001, 39,353,479 shares of the Company's authorized common stock remained unissued and unreserved.

Approval Required

   The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment of our Certificate of Incorporation to effect the one-for-fifty reverse split of our common stock. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

   If there are not sufficient votes to approve the proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Board of Directors. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

Recommendation of the Board:

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

                                 PROPOSAL NO. 2

                             ELECTION OF DIRECTORS

   Our Certificate of Incorporation provides that the Board of Directors is divided into three classes, with staggered three year terms. All directors of the Company hold office until the election and qualification of their successors. The current Class II directors, whose terms expire at the Annual Meeting, are Albert L. Greene, James J. Hornthal and Michael D. McDonald. You only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their terms. We have nominated two candidates for election as Class II directors for this year. Each Class II director will serve a three year term, until our annual meeting of stockholders for the year ending December 31, 2003.

   It is intended that the proxies will be voted for the nominees named below for election to our Board of Directors unless authority to vote for any nominee is withheld. Each person nominated has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable or will decline to serve. In the event that any nominee is unable or declines to serve as a director at the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.

Vote Required

   Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors for the ensuing three years. Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees named. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

   The names of the nominees for Class II directors, their ages as of February 28, 2001, and certain other information about them are set forth below:

                                                                Director
 Name                       Age      Principal Occupation        Since   Class
 ----                       ---      --------------------       -------- -----
 James J. Hornthal (1)(2)..  46 Vice Chairman of the Board of     1996     II
                                 Directors of Travelocity.com

 Michael D. McDonald         45 President and Director of         1999     II
  (1)(2)...................      Global Health Initiatives

--------
(1) compensation committee member

(2) audit committee member

   James J. Hornthal co-founded HealthCentral.com in August 1996, has been a director since inception and served as co-chairman of the Board of Directors from September 1999 to November 2000. In March 1985, Mr. Hornthal founded Preview Travel, an online travel services company. He served as chairman of the Board of Directors of Preview Travel from its inception until Preview Travel merged with Travelocity.com in March 2000, as well as Preview Travel's President until April 1994 and Chief Executive Officer until June 1997. Mr. Hornthal currently serves as the Vice Chairman of Travelocity's Board of Directors. Mr. Hornthal is also the chairman of the board of CNX Media, a privately-held media convergence company. Mr. Hornthal received an A.B. in Economics from Princeton University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

   Michael D. McDonald has served as a director since August 1999, when we acquired Enterprise Web Services. He served as co-chairman of our Board of Directors from September 1999 to November 2000 and served as chairman of the Board of Directors from August 1999 to September 1999. Since December 1995, he has served as President and a director at both Global Health Initiatives, a health information company, and Health Initiatives Foundation, Inc., a health and technology non-profit company. At Enterprise Web Services, Dr. McDonald served as President and chairman of the Board of Directors from June 1984 to August 1999. He also served as Director of Health and Telecom at the Koop Foundation from March 1995 to April 1997. Dr. McDonald received a B.A. in Interdisciplinary Study of Medicine from the University of California, San Diego, and an M.P.H. and Dr.P.H. from the University of California, Berkeley.

   In addition, the Company has two other classes of directors, Classes I and
III. The names of the Class I and Class III directors, their ages as of February 28, 2001, and certain other information is set forth below:

                                                                                    Director
Name                     Age                  Principal Occupation                   Since   Class
----                     ---                  --------------------                  -------- -----
C. Fred Toney...........  35 Chief Executive Officer, President and Chief
                              Financial Officer of HealthCentral.com                  2000    III

Dean S. Edell...........  59 Host of Dr. Dean Edell radio program                     1996    III

Miles K. Munger.........  42 Vice President and General Manager of Merchandising
                              and Marketing of HealthCentral.com                      2001      I

Thomas B. Simone........  58 Chairman of the Board of Directors of United Natural
                              Foods, Inc.                                             2001      I

   C. Fred Toney has served as our Chief Executive Officer since February 2001, as President and as a director since November 2000 and as Chief Financial Officer since July 1999 when he joined HealthCentral.com. Mr. Toney also served as Chief Operating Officer from November 2000 to February 2001. From August 1992 to July 1999, Mr. Toney served as Senior Managing Director, Senior Research Analyst and Director of Research at Pacific Growth Equities, Inc., an investment banking firm. Previously he held investment or research analyst positions at Volpe, Welty & Company; Donaldson, Lufkin & Jenrette Securities Corporation and RCM Capital Management; and sales and merchandising positions at Pharmavite Pharmaceutical Corporation. He also serves on the boards of directors of private companies. Mr. Toney received a B.A. in both Economics and English from the University of California, Davis.

   Dean S. Edell, M.D. co-founded HealthCentral.com in August 1996, and has been a director since its inception. From inception to July 1998, Dr. Edell also served as President and Chief Executive Officer. Dr. Dean Edell has been a medical journalist for twenty years, and is the host of the Dr. Dean Edell Show, which is broadcast on more than 300 radio stations. Dr. Edell has received numerous awards for his broadcasting work, including a C. Everett Koop Media award, an Edward R. Murrow award, and awards from the American Cancer Society and the American Heart Association. Dr. Edell received a B.A. in Zoology from Cornell University and an M.D. from Cornell University Medical School.

   Miles K. Munger has been a director since April 2001 and has served as our Vice President and General Manager of Merchandising and Marketing since November 2000. From January 2000 to November 2000, he served as Vice President and General Manager of Merchandising, and from November 1999 to January 2000, he served as a consultant. From April 1997 to October 1999, Mr. Munger was Vice President of Merchandising for West Marine Products, a marine retailer. From January 1995 to April 1997, Mr. Munger served as Director of Product Procurement at The North Face, a sporting goods retailer and wholesaler. Mr. Munger received a B.S. in Business Administration from Portland State University.

   Thomas B. Simone has served as a director since May 2001. Since December 1999, Mr. Simone has served as Chairman of the Board of Directors of United Natural Foods, a wholesale distributor to the natural and organic foods industry. Since April 1994, Mr. Simone has also served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products consulting company. From February 1991 until April 1994, Mr. Simone served as President of McKesson Drug Company, a pharmaceutical and healthcare products wholesaler. Mr. Simone also serves on the Board of Directors of ECO-DENT International, a manufacturer of natural oral care products, and Spectrum Organic Products, a manufacturer of organic and natural foods. Mr. Simone received a B.S. in Commerce with a major in finance and an M.B.A. from DePaul University.

   There are no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

   During 2000, the Board met 14 times. Each director attended at least 75% of all Board and applicable committee meetings during 2000.

   The compensation committee is presently comprised of the following nonemployee directors: Dean Edell, James J. Hornthal, Michael D. McDonald and Tom Simone. The compensation committee held six meetings during 2000. The functions of the committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives. The compensation committee makes recommendations to the Board regarding all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers.

   The audit committee is presently comprised of the following nonemployee directors: James J. Hornthal, Michael D. McDonald and Tom Simone. The audit committee held five meetings during 2000. The functions of the audit committee are to recommend the engagement of the independent public accountants, to monitor the effectiveness of the audit effort, and to monitor our financial and accounting organization and its system of internal accounting controls. The audit committee has a written charter, which was adopted on September 23, 1999 and amended in May 2000 and which is attached as Appendix A to this proxy statement.

   The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

Director Compensation

   Except for reimbursement for a percentage of travel expenses relating to attendance at board meetings and the grant of stock options, our directors do not receive compensation for their services as members of the Board of Directors. Employee directors are eligible to participate in our 1998 Stock Plan, 1999 Stock Plan and 1999 Employee Stock Purchase Plan. Nonemployee directors are eligible to participate in our 1998 Stock Plan, 1999 Stock Plan and Directors' Plan.

   The 1999 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who first becomes a nonemployee director after our initial public offering will be automatically granted a nonstatutory stock option to purchase 12,500 (pre-reverse split) shares of common stock on the date on which he or she first becomes a member of our Board of Directors. In addition, on the date of each annual stockholders meeting, each nonemployee director who will continue serving on the board following the meeting and who has been a director for at least six months prior to the meeting date will be granted an option to purchase 6,250 shares (pre-reverse split) of common stock. All options granted under the Directors' Plan will have a term of ten years and an exercise price equal to the fair market value of the common stock on the date of grant. All options granted under the Directors' Plan to new nonemployee directors shall vest monthly over four years from the date of a grant, and all options granted at the time of our annual stockholders meeting will vest monthly over 12 months.

   In June 2000, under the Directors' Plan each of Dr. Edell, Mr. Hornthal and Dr. McDonald was automatically granted a nonstatutory stock option to purchase 6,250 shares (pre-reverse split) of our common stock at an exercise price of $3.9375 per share. Each of these option grants vests over a 12 month period. On the date of the Annual Meeting, under the Directors' Plan each of Dr. Edell, Mr. Hornthal and Dr. McDonald will be automatically granted a nonstatutory stock option to purchase 6,250 shares (pre-reverse split) of our common stock at an exercise price equal to the fair market value of the shares on the date of grant. Each of these option grants will vest over a 12 month period.

   In May 2001, Mr. Simone was automatically granted an option to purchase 12,500 shares (pre-reverse split) on the date he joined the Board under the Directors' Plan. He was also granted an option to purchase 50,000 shares of Common Stock under the 1999 Stock Plan, which vests at the rate of 1/48th of the total shares on each monthly anniversary of the grant date. The exercise price for both of these options is $0.18 per share.

   See "Compensation of Executive Officers" for a description of compensation to Messrs. Greene and Toney.

Recommendation of the Board:

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   PricewaterhouseCoopers LLP served as our independent accountants for 2000. We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent accountants for the year ending December 31, 2001. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers. In the event that ratification of this selection of accountants is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Board will review its future selection of auditors.

   A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows how many shares of common stock were owned by each of our directors, the executive officers named in the Summary Compensation Table of this proxy ("Named Executive Officers"), all officers and directors as a group, and each owner of more than 5% of our outstanding common stock, as of February 28, 2001. The applicable percentage of ownership for each stockholder is based on 50,661,038 shares of common stock outstanding as of February 28, 2001, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13D's or 13G's, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2000. Except as otherwise noted, the address of each person listed in the table is c/o HealthCentral.com, 6005 Shellmound Street, Suite 250, Emeryville, CA 94608. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is based on the individual's ability to exercise voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. All numbers are shown without giving effect to our proposed reverse stock split.

                                                          Total     Percent
                                                        Number of Beneficially
   Name and Address                                      Shares      Owned
   ----------------                                     --------- ------------
   more.com, Inc......................................  5,002,525     9.87%
    c/o Morrison & Foerster LLP
    425 Market Street
    San Francisco, CA 94105

   Jefferson Chase, LLC(1)............................  3,110,941     6.14%
    c/o Venable, Baetjer, Howard and Civiletti, LLP
    Robert Haft, Manager
    1201 New York Avenue NW
    Washington, DC 20005

   Clairvest Vitamins.................................  3,208,786     6.33%
    Attn: Jeff Par, Suite 1700
    22 St. Clair Avenue East
    Toronto, Ontario M4T 2S3
    Canada

   Acacia Venture Partners(2).........................  2,641,275     5.21%
    101 California Street, Suite 3160
    San Francisco, CA 94011

   James J. Hornthal(3)...............................  2,406,215     4.53%

   Dean S. Edell(4)...................................  2,310,208     4.36%

   Michael D. McDonald(5).............................  1,655,101     3.16%

   Albert L. Greene(6)................................    751,381     1.46%

   C. Fred Toney(7)...................................    154,486        *

   Neil Sandow(8).....................................    417,718        *

   Robert Cudd(9).....................................     53,149        *

   Frank Babbitt(10)..................................     38,221        *

   Peter Morris(11)...................................      6,708        *

   All directors and executive officers as a group (10
    persons)(12)......................................  8,061,248    15.92%

--------
 * Less than 1%.

 (1) Reflects 400,000 share gift made subsequent to the filing of Mr. Haft's Amended Schedule 13D on January 30, 2001. Mr. Haft is a former director and officer of the Company.

 (2) Consists of 2,455,902 shares held by Acacia Venture Partners II, LP and 185,373 shares held by South Pointe Venture Partners II, LP.

 (3) Consists of 2,401,007 shares held by an investment entity and trust controlled by Mr. Hornthal and 5,208 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (4) Includes 5,208 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (5) Includes 31,250 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (6) Includes 643,359 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (7) Includes 93,333 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (8) Includes 9,583 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

 (9) Includes 41,663 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

(10) Includes 25,958 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

(11) Includes 5,597 shares issuable pursuant to the exercise of vested options as of April 29, 2001.

(12) Includes 915,674 shares issuable pursuant to the exercise of vested options as of April 29, 2001 held by directors, Named Executive Officers and other executive officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the compensation paid during each of the last three years to (a) the person who served as our Chief Executive Officer during 2000, (b) our four other most highly compensated individuals who were serving as executive officers on December 31, 2000, and (c) an additional individual who would have been included in the four most highly compensated individuals, except that he was not serving as an executive officer on December 31, 2000 (the "Named Executive Officers").

                           Summary Compensation Table

                                                              Long-Term
                                                          Compensation Award
                                                        ----------------------
                                                        Restricted
                               Annual Compensation        Stock    Securities
                            ---------------------------  Award(s)  Underlying
Name                        Year Salary ($)   Bonus ($)   ($)(1)   Options (#)
----                        ---- ----------   --------- ---------- -----------
Albert Greene.............. 2000  235,000      70,750       --       670,000(3)
 Chief Executive Officer    1999  185,008(2)   95,003       --       498,582(4)
                            1998   64,800(2)      --        --       149,718

C. Fred Toney.............. 2000  214,375      25,000       --       672,000(3)
 President, Chief Operating 1999   94,744      43,750       --       312,500
 Officer and
 Chief Financial Officer

Frank Babbitt.............. 2000  157,093(6)   18,278       --        75,000(3)
 Vice President of Consumer 1999   31,667      20,000       --        27,000(4)
 Internet Development(5)

Peter Morris............... 2000  128,846(6)   33,000       --       120,000(3)
 Vice President and General
 Manager of
 Business Development(5)

Neil Sandow................ 2000  150,500         --        --        31,500(3)
 Vice President of Drug     1999   26,154         --        --        37,500(4)
 Information Services

Robert Cudd................ 2000  132,848(6)   37,500       --        75,000
 Senior Vice President of   1999   24,333       7,500       --       156,249
 Marketing(7)

--------

(1) As of December 31, 2000, the named executive officers held restricted stock in the following aggregate numbers. Because the market price on December 29, 2000 was less than consideration paid in each case, the valuation of shares, in each case, was zero.

  . Mr. Greene held 45,522 shares directly and 62,500 shares indirectly through a limited partnership.

  . Mr. Toney held 61,153 shares.

  . Mr. Babbitt held 25,958 shares.

  . Mr. Morris held 5,597 shares.

  . Mr. Sandow held 405,675 shares.

  . Mr. Cudd held 11,486 shares.

(2) Includes amounts that were paid to Mr. Greene as a consultant for a portion of the year.

(3) Includes options initially granted during 2000 and repriced on December 11, 2000.

(4) Includes options initially granted during 1999 and repriced on December 11, 2000.

(5) Mr. Morris ceased employment with the Company on January 31, 2001.

(6) Includes amounts deferred under the Company's 401(K) plan.

(7) Mr. Cudd ceased employment with the Company on November 29, 2000.

   On February 23, 2001, Albert Greene resigned as our Chief Executive Officer. His employment agreement, as amended, provides for severance payments of approximately $25,000 per month for 12 months, subject to Mr. Greene's continued compliance with certain provisions. We are currently negotiating an amendment to this agreement.

   In December 2000, we entered into a Severance and Change of Control Agreement with C. Fred Toney, which provides that if we or our successor terminates him for any reason other than cause, he shall be entitled to receive severance payments equal to his monthly salary plus a pro rata share of his bonus for nine months after his termination. In addition, in the event of a change of control fifty percent (50%) of Mr. Toney's options that are unvested as of the date of the change of control shall immediately become vested and the remaining unvested shares shall vest at the rate of 1/12th each month, unless he is terminated within 12 months after the change of control without cause, in which case all remaining unvested options shall vest.

   On November 14, 2000, we repurchased 312,500 shares of common stock from Mr. Toney at $1.38 per share, which repurchase price was paid by cancellation of principal of $400,000 and accrued interest of $32,542.23 pursuant to two promissory notes executed by Mr. Toney.

   In the event of certain change of control transactions and subject to certain conditions, 50% of the unvested options held by each of our executive officers shall vest and then 1/12th of the remaining unvested shares shall vest monthly, subject to the continued provision of services. In addition, if the optionee is terminated, including constructive termination, within 12 months of the change of control transaction all of the remaining unvested shares shall vest immediately.

   Mr. Toney was promoted to Chief Executive Officer on February 23, 2001.

                             OPTIONS GRANTS IN 2000

   The following table provides information with respect to stock options granted to the Named Executive Officers during 2000. We have not granted any stock appreciation rights. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                     Individual Option Grants
                         ---------------------------------------------------
                                                                               Potential Realizable
                                                                                 Value at Assumed
                         Number of      % of Total                               Annual Rates of
                         Securities      Options                             Stock Price Appreciation
                         Underlying     Granted to     Exercise                 for Option Term(4)
                          Options      Employees in     Price     Expiration ------------------------
Name                      Granted     Fiscal Year(1) ($/Share)(2)  Date(3)       5%          10%
----                     ----------   -------------- ------------ ---------- ----------- ------------
Albert Greene...........  450,000(5)      11.32%       $0.4062      8/17/10  $    44,205 $    112,024
                          220,000(6)       5.53%       $0.4062     11/29/10  $    21,611 $     54,767
                           44,643(7)       1.25%       $0.4062      10/7/09  $     4,385 $     11,113

C. Fred Toney...........  225,000(5)       5.66%       $0.4062      8/17/10  $    22,105 $     56,012
                          447,000(6)      11.24%       $0.4062     11/29/10  $    43,910 $     11,277

Frank Babbitt...........   10,000(6)       0.25%       $0.4062      1/31/10  $       982 $      2,489
                           17,000          0.43%       $0.4062     11/29/10  $     1,670 $      4,232
                           25,000(7)       0.62%       $0.4062       9/3/09  $     2,456 $      6,223

Peter Morris............   80,000(6)       2.01%       $0.4062      1/14/10  $     7,859 $     19,915
                           20,000(6)       0.50%       $0.4062       9/1/10  $     1,965 $      4,979
                           20,000          0.50%       $0.4062     11/29/10  $     1,965 $      4,979

Neil Sandow.............   20,000(6)       0.50%       $0.4062      10/6/10  $     1,965 $      4,979
                           11,500          0.29%       $0.4062     11/29/10  $     1,130 $      2,863
                           37,500(7)       0.94%       $0.4062     10/28/09  $     3,684 $      9,335

Robert Cudd.............   75,000(8)       1.89%       $  3.50      9/14/10  $     7,367 $     18,671

--------
(1) We granted stock options representing 3,970,540 shares to employees in 2000. All grants were made under the 1999 Stock Plan.

(2) In general, the exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Unless otherwise noted, 1/36th of the total shares vest on each monthly anniversary of the vesting commencement date. All options have a ten year term, but are subject to earlier termination in connection with the termination of employment.

(4) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the exercise price per share from the date of grant to the end of the option term assuming the exercise price is equal to $0.1562, the market price on December 29, 2001. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees' continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(5) Options initially granted during 2000 and repriced on December 11, 2000. The Board of Directors eliminated all performance vesting criteria.

(6) Options initially granted during 2000 and repriced on December 11, 2000.

(7) Options initially granted prior to 2000 and repriced on December 11, 2000.

(8) 1/4th of the total shares vest on the annual anniversary of September 14, 2001, and 1/48th of the total shares vests on the monthly anniversary of the vesting commencement date thereafter. Vesting ceased on November 15, 2000, the date Mr. Cudd ceased employment with the Company.

                      AGGREGATED OPTION EXERCISES IN 2000
                  AND DECEMBER 31, 2000 YEAR-END OPTION VALUES

   The following table provides certain information with respect to stock options exercised by the Named Executive Officers during 2000. None of the Company's options were considered "in-the-money" as of December 31, 2000 because the exercise price of each option exceeded the December 31, 2000 fair market value of our common stock of $0.1562. No stock appreciation rights
(SARs) were outstanding during 2000.

                                                          Number of Securities
                                                         Underlying Unexercised
                                                               Options at
                                  Shares                    December 31, 2000
                                 Acquired    Value      -------------------------
Name                            On Exercise Realized    Exercisable Unexercisable
----                            ----------- --------    ----------- -------------
Albert Greene..................      --         --        647,425      694,791

C. Fred Toney..................      --         --         18,667      653,333

Frank Babbitt..................   23,958    $60,674(1)     33,736       68,264

Peter Morris...................      --         --            556      119,444

Neil Sandow....................      --         --          1,915       67,085

Robert Cudd....................      --         --         41,663      189,586

--------
(1) Value realized is calculated based on the closing price of the Company's common stock as reported on the Nasdaq on the date of exercise ($3.8125 on April 24, 2000) minus the exercise price of the option ($1.28 per share) and does not necessarily indicate that the optionee sold such stock.

                          TEN-YEAR OPTION REPRICINGS

   The following table sets forth certain information with respect to the repricing of certain stock options held by our executive officers as of December 31, 2000.

                                      Number of   Market                       Length of
                                      Securities price of  Exercise            original
                                      underlying stock at  price at    New    option term
                                       options    time of   time of  exercise  remaining
                                       repriced  repricing repricing  price   at date of
Name                           Date      (#)        ($)       ($)      ($)     repricing
----                         -------- ---------- --------- --------- -------- -----------
Albert Greene............... 12/11/00  220,000    0.4062    0.4375    0.4062   119 mos.
 Chief Executive Officer     12/11/00  450,000    0.4062      3.25    0.4062   116 mos.
                             12/11/00   44,643    0.4062     10.08    0.4062   106 mos.

C. Fred Toney............... 12/11/00  225,000    0.4062      3.25    0.4062   116 mos.
 President, Chief Operating
 Officer and                 12/11/00  447,000    0.4062    0.4375    0.4062   119 mos.
 Chief Financial Officer

Frank Babbitt............... 12/11/00   25,000    0.4062     8.192    0.4062   105 mos.
 Vice President of Consumer
 Internet                    12/11/00   10,000    0.4062      8.25    0.4062   109 mos.
 Development

Peter Morris................ 12/11/00   80,000    0.4062    10.187    0.4062   109 mos.
 Vice President and General
 Manager of                  12/11/00   20,000    0.4062      4.50    0.4062   105 mos.
 Business Development

Neil Sandow................. 12/11/00   37,500    0.4062     10.08    0.4062   106 mos.
 Vice President of           12/11/00   20,000    0.4062    1.7812    0.4062   118 mos.
 Drug Information Services

Deryk Van Brunt............. 12/11/00   25,000    0.4062     8.192    0.4062   105 mos.
 Executive Vice President of
 Business Development and
 Chief Privacy Officer

James Schanzenbach.......... 12/11/00  100,000    0.4062      3.50    0.4062   117 mos.
 Vice President of
 Engineering and
 Chief Information Officer

Henry Loubet................ 12/11/00  125,000    0.4062    1.0625    0.4062   119 mos.
 Senior Vice President of
 Insurance Company Relations

   The Compensation Committee of the Board of Directors of Health Central.com as of December 31, 2000:

                                        /s/ Dean Edell
                                        /s/ James J. Hornthal
                                        /s/ Michael D. McDonald

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the compensation committee report, the audit committee report and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the compensation committee of the Board of Directors describing the compensation policies applicable to the Company's executive officers during 2000. During 2000, the committee was comprised of Sheryle Bolton, Wesley D. Sterman and Robin Wolaner until November 2000, at which point non-employee directors Dean Edell, James J. Hornthal and Michael McDonald replaced these persons on the committee. The compensation committee's role is to establish, review and administer the Company's executive compensation program. The committee makes recommendations to the Board regarding all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers.

Compensation Philosophy

   HealthCentral's executive compensation policies are designed to attract and retain executives who will contribute to HealthCentral's long-term success, to enhance stockholder value by aligning the financial interest of the executive officers with those of its stockholders and to provide compensation packages that recognize individual contributions and HealthCentral's performance. The compensation policies are designed to achieve the following objectives:

  . offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value;

  . offer base salaries that are competitive with those of similarly-situated
    Internet companies and long-term incentives through HealthCentral's stock option programs; and

  . offer plans that are designed to provide an incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of HealthCentral.

Compensation Program

   Base Salary

   The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, Internet-based companies of reasonably similar size. Salaries for executive officers are reviewed by the committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

   Incentive Awards

   HealthCentral's executive officers are eligible to receive cash bonus awards designed to motivate executives to attain short-term and long-term company-wide goals, such as customer satisfaction, increase in website traffic, revenue growth and attainment of other performance milestones, as determined by the compensation committee.

   Stock Options

   Under HealthCentral's 1998 and 1999 Stock Plans, stock options may be granted to executive officers and other employees of HealthCentral. Upon joining HealthCentral, an individual's initial option grant is based on the individual's responsibilities and position. Because of the competitive nature of the Internet industry in which HealthCentral competes, the committee believes stock option grants are an effective method of providing incentives to executives to take a longer term view of HealthCentral's performance and to ensure that the executive's and the stockholders' interests are in alignment. The Board of Directors has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with HealthCentral, and his or her existing holdings of unvested options. However, the Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant. Stock options are granted at fair market value and generally vest over a four year period. HealthCentral's stock plans also provide that upon an acquisition or other change of control of HealthCentral, fifty percent of an executive officer's unvested options vest immediately and the remaining fifty percent vest monthly over the next twelve months, subject to the continued provision of services.

   Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

   The compensation to be paid to HealthCentral's executive officers during 2000 did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to HealthCentral's executive officers for 2001 will exceed that limit. Because the cash compensation paid by HealthCentral to each of its executive officers is expected to be well below $1 million and the committee believes that options granted under the 1998 Stock Plan and 1999 Stock Plan will qualify as performance-based compensation, the committee believes that this section will not affect the tax deductions available to HealthCentral. Because it is very unlikely that the cash compensation payable to any of HealthCentral's executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to HealthCentral's executive officers. The committee will continue to monitor the compensation levels potentially payable under HealthCentral's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, HealthCentral's compensation philosophy and HealthCentral's best interests.

Report on Repriced Stock Options

   In November 2000, the Board of Directors' compensation committee determined that it was in the best interest of the Company to offer to reprice those then-existing stock options granted under the 1998 Stock Plan and 1999 Stock Plan with exercise prices in excess of the then-current fair market value of our common stock. Included in the repricing actions were options held by our executive officers.

   The objectives of the 1998 Stock Plan and 1999 Stock Plan are to promote the interests of the Company by providing employees, directors and certain consultants an incentive to acquire a proprietary interest in our company and to continue to render services to us. It was the view of the compensation committee that stock options with exercise prices substantially above the current market price of our common stock were viewed negatively by most of our optionees, and provided little, if any, equity incentive to the optionees. We concluded that such option grants seriously undermined the specific objectives of the 1998 Stock Plan and 1999 Stock Plan and should properly be repriced. In making this decision, the compensation committee also considered the fairness of such a determination in relation to other stockholders. In the opinion of the committee, the stockholders' long-term best interests were clearly served by the retention and motivation of optionees.

   In this context, the committee decided that effective December 11, 2000 all employees and certain consultants holding stock options granted under the Company's 1998 Stock Plan and 1999 Stock Plan with exercise prices in excess of the fair market value of our common stock should receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $.4062 per share, the fair market value of our common stock on December 11, 2000.

   The Company completed this repricing through a one-for-one stock option exchange of "underwater" stock options for all optionees. The vesting schedule for all repriced options was determined such that 1/36th of the total number of shares vests on each monthly anniversary of the vesting commencement date. Options for individuals who joined the Company on or prior to November 29, 1999 were given a vesting commencement date of November 29, 2000. Options for individuals who joined the Company after November 29, 1999 but before May 29, 2000 were given a vesting commencement date of February 27, 2001. Options for individuals who joined the Company after May 29, 2000 were given a vesting commencement date of May 29, 2001. The exchange was completed in December 2000.

Compensation of the Chief Executive Officer

   In August 1999, HealthCentral entered into an employment agreement with its Chief Executive Officer, Albert L. Greene. Mr. Greene's employment agreement provided for an initial base salary of $235,000 on an annualized basis, subject to annual review. In addition, during the first three years of the agreement, the contract provided for a monthly bonus of between 30% and 60% of his monthly base salary, with the percentage of such bonus to be based on Mr. Greene's achievement of certain performance milestones, as mutually agreed by Mr. Greene and the committee. Mr. Greene was paid the minimum guaranteed bonus of 30% of his base salary under the agreement.

   During 2000, Mr. Greene was granted options to purchase a total of 670,000 shares of common stock at exercise prices ranging from $0.4375 to $3.25, the fair market value of HealthCentral's stock on the date of grant. These options were cancelled in an option repricing in December 2000, and new options with an exercise price of $0.4062 were granted with 1/36th of the total unvested shares vesting on each monthly anniversary of November 29, 2000.

   Mr. Greene's original employment agreement provided that if he was terminated without cause before August 11, 2000, he would receive monthly severance payments equal to his monthly base salary until that date. In June 2000, his employment agreement was amended to provide that he would receive monthly severance payments equal to his monthly base salary and a pro rata share of his monthly bonus (approximately $25,000 per month) for twelve months after his termination other than for cause by the Company. Mr. Greene resigned as Chief Executive Officer in February 2001. The Company is currently negotiating an amendment to this agreement.

   The Compensation Committee of the Board of Directors of HealthCentral.com:

                                          /s/ Dean Edell
                                          /s/ James J. Hornthal
                                          /s/ Michael D. McDonald

April 20, 2001

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the Board of Directors currently consists of Dean Edell, James J. Hornthal, Michael D. McDonald and Tom Simone. No member of the committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                             AUDIT COMMITTEE REPORT

   The audit committee of the HealthCentral.com Board of Directors is composed of three nonemployee directors and operates under a written charter adopted by the Board of Directors on September 23, 1999 (as amended May 2000), which is included in this proxy statement as Appendix A. The members of the audit committee are Dean Edell, James J. Hornthal and Michael D. McDonald. Each of the members of the audit committee is independent as defined by the Nasdaq Marketplace Rules.

   The audit committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company's independent accountants. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

   In this context, the audit committee held six meetings during 2000. The meetings were designed to facilitate and encourage communication between the audit committee, management and our independent accountants, PricewaterhouseCoopers LLP. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited consolidated financial statements for the year end December 31, 2000 with management and the independent accountants.

   The audit committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

   The audit committee has received and reviewed the written disclosures and the letter from the independent accountants, PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the audit committee has discussed with, PricewaterhouseCoopers, LLP the issue of its independence from HealthCentral.com.

   Based on the committee's discussions with management and the independent accountants and the committee's review of the audited consolidated financial statements, the representations of management and the report of the independent accountants to the committee, all as noted above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

   The Audit Committee of the Board of Directors of HealthCentral.com:

                                          /s/ Dean Edell
                                          /s/ James J. Hornthal
                                          /s/ Michael D. McDonald

April 20, 2001

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

   During the year ended December 31, 2000, PricewaterhouseCoopers LLP, our independent accountants, billed the fees set forth below.

   Audit Fees...................................................... $227,800.00
   Financial Information System Design and Implementation Fees..... $      0.00
   All Other Fees.................................................. $405,551.00

                          TRANSACTIONS WITH MANAGEMENT

Employment Agreements

   An August 15, 2000 offer letter to James Schanzenbach, one of our executive officers, provides that should Mr. Schanzenbach's employment be terminated without cause he will be eligible for continued payment of his monthly salary for six months as severance.

   Henry Loubet, one of our executive officers, ceased employment with us on January 31, 2001. Mr. Loubet's offer letter provides for continued payment of his base salary for six months as severance (approximately $13,750.00 per month). We are in the process of negotiating an amendment to this severance provision.

   Also, please see "Compensation of Executive Officers" section for description of the Company's Employment Agreements with Named Executive Officers Albert L. Greene and C. Fred Toney and "Director Compensation" for a description of option grants to non-employee directors.

Promissory Notes

   On November 14, 2000, we repurchased 312,500 shares of common stock from Mr. Toney at $1.38 per share, which repurchase price was paid by cancellation of principal of $400,000 and accrued interest of $32,542.23 owed pursuant to two promissory notes executed by Mr. Toney.

Contracts with Affiliates

   In April 2000, we paid Dr. Edell, one of our co-founders and directors, approximately $1.4 million in cash for an assignment of the "Dr. Dean Edell" brand name for our use in connection with the marketing, sale and distribution of prescription and non-prescription eyewear through December 31, 2006. For the year ended December 31, 2000, we derived $5.0 million in revenue from the sale of Dr. Dean Edell eyewear.

   We are in the process of negotiating a debt financing, which is expected to be in an aggregate amount of between $1 million and $4 million. The loan is expected to be secured by our accounts receivable and inventory. The lenders will also receive warrants to purchase common stock, with the number of shares purchasable under the warrants equal to five (5) shares for every $1.00 in principal under the loan. The exercise price for the warrants is expected to be at fair market value, based on a formula derived from the average closing sale price of our common stock for some period prior to closing. Messrs. Greene and Hornthal, who are directors, and Mr. Toney, who is our Chief Executive Officer and a director, are expected to participate in the financing.

   We believe that all of our transactions with affiliates were entered into on terms and conditions no less favorable to us than those that could have been obtained from unaffiliated third parties. In addition, our policy is that all transactions with our affiliates are approved by a majority of our Board of Directors, including a majority of our disinterested directors.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for our stock since December 7, 1999 to the cumulative return over such period of (i) the Nasdaq National Market Composite Index and (ii) Peer Group (as defined below). The graph assumes that $100 was invested on December 7, 1999, the effective date of the Company's Initial Public Offering, in the common stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the common stock of the Company at a per share price of $11.00 and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

   The companies that comprise the Company's Peer Group are as follows: drugstore.com (DSCM), drkoop.com (KOOP), PlanetRx.com (PLRX), iVillage (IVIL), Mediconsult.com (MCNS), VitaminShoppe.com (VSHP), MotherNature.com (MTHR). Medscape is no longer a member of the Peer Group as a result of its acquisition by Media Logic during 2000. The Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

                COMPARISON OF YEAR 2000 CUMULATIVE TOTAL RETURN
                      AMONG HEALTHCENTRAL.COM, PEER GROUP
                            AND THE NASDAQ COMPOSITE

                              [GRAPH APPEARS HERE]


                             Total Return Analysis

                                                       12/7/99 12/31/99 12/29/00
                                                       ------- -------- --------
   HealthCentral.com.................................. $100.00 $ 74.05   $ 1.58
   Peer Group......................................... $100.00 $ 73.91   $ 3.64
   Nasdaq Composite................................... $100.00 $113.47   $68.89

Source: Carl Thompson Associates www.ctaonline.com (800-959-9677). Data from BRIDGE Information Systems, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of the common stock (collectively, "Reporting Persons") to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the year ended December 31, 2000 all Reporting Persons complied with all applicable filing requirements.

Incorporation of Certain Information by Reference

   This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any stockholder of record, upon oral or written request, without charge, directed to Patricia Fukami, Vice President of Finance, HealthCentral.com, 6005 Shellmound Street, Suite 250, Emeryville, CA 94608, telephone number (510) 250-2627. In order to ensure timely delivery of documents, such requests must be received by May 18, 2001.

Other Matters

   The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,


                                          /s/ C. FRED TONEY

                                          C. Fred Toney
                                          Chief Executive Officer

Emeryville, California

May 11, 2001

                                                                      APPENDIX A

                               HEALTHCENTRAL.COM

           CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

 Purpose

   The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of HealthCentral.com (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities) and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

   The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

 Charter Review

   The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

 Membership

   The Audit Committee must be comprised of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall be an "independent director," as defined by and to the extent required by the Rules of the National Association of Securities Dealers, Inc. ("NASD").

   Further, each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the foregoing, one director who is not independent, as defined in the NASD Rules, and who is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee, if the board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

 Meetings

   The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The audit committee will meet with the independent auditors of the Company upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report.

 Responsibilities

   The responsibilities of the Audit Committee shall include:

   1. Nominating the independent auditors for annual approval by the Board and ratification by the stockholders;

   2. Reviewing the plan for the audit and related services at least annually;

   3. Reviewing audit results and annual and interim financial statements;

   4. Ensuring the receipt of, and reviewing, a written statement from the Company's auditors delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1;

   5. Reviewing and actively discussing with the Company's auditors any disclosed relationship or service that may impact the objectivity and independence of the auditor;

   6. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

   7. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

   8. Overseeing the effectiveness of the internal audit function;

   9. Overseeing the Company's compliance with the Foreign Corrupt Practices
      Act;

  10. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

  11. Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

   In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

   Finally, the Audit Committee shall ensure that the Company's auditors understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's stockholders; and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

 Reports

   The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders.

                                                                      APPENDIX B

                          CERTIFICATE OF AMENDMENT OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HEALTHCENTRAL.COM, INC.

   The undersigned, C. Fred Toney and Mark A. Medearis, hereby certify that:

   1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of HealthCentral.com, Inc., a Delaware corporation.

   2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 15, 1999.

   3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment adds the following paragraph to the end of Article IV of this corporation's Amended and Restated Certificate of
Incorporation:

     "At 12:00 a.m. Eastern Standard Time on [June 14, 2001] (the "Effective Date"), each one outstanding share of this corporation's Common Stock shall be converted and reconstituted into 1/50th of a share of this corporation's Common Stock (the "Common Reverse Split"). In lieu of issuing any fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificate(s) will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held on the record date by the holder, and (ii) the average closing sale price of shares of Common Stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq. Shares of Common Stock that were outstanding prior to the Common Reverse Split, and that are not outstanding after and as a result of the Common Reverse Split, shall resume the status of authorized but unissued shares of Common Stock."

   4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

   This Certificate of Amendment is executed at Emeryville, California, June , 2001.

                                          -------------------------------------
                                          C. Fred Toney
                                          Chief Executive Officer

                                          -------------------------------------
                                          Mark A. Medearis
                                          Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF HEALTHCENTRAL.COM, INC.
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2001

  The undersigned stockholder of HealthCentral.com, Inc., a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2001, and hereby appoints C. Fred Toney and Patricia Funkami, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of HealthCentral.com, Inc. to be held on Thursday, June 14, 2001, at 9:00 a.m., local time, at the Berkeley Marina Radisson, located at 200 Marina Boulevard, Berkeley, California 94701, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIFTY REVERSE SPLIT OF THE COMPANY'S COMMON STOCK:


                [   ]  FOR         [   ]  AGAINST       [   ]  ABSTAIN


2.  ELECTION OF CLASS II           [   ]  FOR all nominees listed below
    DIRECTORS:                            (except as indicated).

                                   [   ]  WITHHOLD authority to vote
                                          for nominees listed below.


IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:


            James J. Hornthal                Michael D. McDonald


               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001:

                [   ]  FOR         [   ]  AGAINST       [   ]  ABSTAIN


and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIFTY REVERSE SPLIT OF THE COMPANY'S COMMON STOCK, (2) THE ELECTION OF CLASS II DIRECTORS, (3) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                          Date:


                                          ----------------------------------
                                          Signature


                                          Date:


                                          ----------------------------------
                                          Signature



(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)